Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Hawkins, Inc.:

We have issued our reports dated June 2, 2021, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Hawkins, Inc. on Form 10-K for the year ended March 28, 2021. We consent to the incorporation by reference of said reports in the Registration Statements of Hawkins, Inc. on Forms S-8 (File Nos. 333-87582, 333-123080, 333-172761, 333-174735, 333-228128 and 333-234432).

/s/ Grant Thornton LLP
Minneapolis, Minnesota
June 2, 2021